Exhibit 3.30

POGOTEC, Inc.

SAFE PURCHASE AGREEMENT

This Safe Purchase Agreement, dated as of December 11, 2017, (this “Agreement”) is entered into by and among PogoTec, Inc., a Delaware corporation (the “Company”), and the Investors identified on the attached Schedule 1 (the “Investors”).

RECITALS

A. On the terms and subject to the conditions set forth herein, the Investors are willing to purchase from the Company, and the Company is willing to sell to the Investors, a simple agreement for future equity (“Safe”) in the form attached hereto as Exhibit A, in the Initial Purchase Amount set forth on Schedule 1 hereto.

B. Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Safe.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	The Safe.

(a) Form of Safe. Company agrees to issue and sell to each of the Investors, and, subject to all of the terms and conditions hereof, each of the Investors, severally and not jointly, agrees to purchase from the Company, a Safe in the form attached hereto as Exhibit A in the Initial Purchase Amount set forth on Schedule 1 across from such Investor’s name hereto.

(b) Delivery of Safe. The sale and purchase of a Safe to each of the Investors shall take place simultaneously with the execution and delivery of this Agreement in one or more closings (a “Closing”). At each Closing or promptly thereafter, the Company will deliver to each Investor a Safe representing the Initial Purchase Amount to be purchased by such Investor at the Closing, as set forth on Schedule 1 in exchange for the applicable Purchase Amount paid by (i) check payable to the Company, (ii) wire transfer in accordance with the Company’s instructions, or (iii) any combination of the foregoing. The date of a Closing is referred to herein as the “Closing Date”. The Safe issued to the Investor will be registered in the Investor’s name in the Company’s records.

(c) Use of Proceeds. The proceeds of the sale and issuance of the Safes shall be used for general corporate purposes.

2.	Representations and Warranties of the Company. The Company represents and warrants to each Investors as of the date of the applicable Closing that:

(a) Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation (or in the process of becoming qualified, licensed and in good standing) in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

(b) Authority. The execution, delivery and performance by the Company of each Transaction Document (as defined below) to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company; and (ii) have been duly authorized by all necessary actions on the part of the Company.

(c) Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Operating Company. The Company is an “operating company” within the meaning of Section 22062(b)(2) of the California Financial Code in that (i) it primarily engages, wholly or substantially, directly or indirectly through a majority owned subsidiary or subsidiaries, in the production or sale, or the research or development, of a product or service other than the investment of capital; (ii) it is not an individual or sole proprietorship; (iii) it is not an entity with no specific business plan or purpose and its business plan is not to engage in a merger or acquisition with an unidentified company or companies or other entity or person; and (iv) it intends to use the proceeds from the sale of the Safes solely for the operation of the Company’s business and not for personal, family, or household purposes. The Company’s board of directors, in the exercise of its fiduciary duties, has approved the sale of the Safes based upon a reasonable belief that the Safes are appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

3.	Representations and Warranties of Investors. Each Investor, severally and not jointly, represents and warrants to the Company as of the date of the applicable Closing as follows:

(a) Binding Obligation. Such Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of this Agreement, and the Safe issued to such Investor is a valid and binding obligation of such Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. Such Investor has been advised that the Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws or unless an exemption from such registration requirements is available. Such Investor is aware that the Company is under no obligation to effect any such registration with respect to the Safe or the underlying securities or to file for or comply with any exemption from registration. Such Investor has not been formed solely for the purpose of making this investment and is purchasing the Safe to be acquired by such Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an “accredited Investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c) Access to Information. Such Investor acknowledges that the Company has given such Investor access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by such Investor, and has made available to such Investor all documents and other information required for such Investor to make an informed decision with respect to the purchase of the Safe.

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4.	Conditions to Closing of the Investors. Each of the Investors’ obligations at the Closing are subject to the fulfillment, on or prior to the applicable Closing Date, of all of the following conditions, any of which may be waived in whole or in part by such Investors:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the applicable Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the applicable Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Safe.

(c) Legal Requirements. At the applicable Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Safe shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the applicable Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(e) Transaction Documents. Each Investor shall have received the following documents (collectively, the “Transaction Documents”):

(i) This Agreement, signed by the Company and the Investor; and

(ii) The Safe to be issued hereunder to such Investor at Closing, signed by the Company.

5.	Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Safe at the applicable Closing is subject to the fulfillment, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties made by the applicable Investors in Section 3 hereof shall be true and correct when made, and shall be true and correct on the applicable Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the applicable Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Safe.

(c) Legal Requirements. At the applicable Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Safe shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d) Purchase Price. The Investors shall have delivered to the Company the Initial Purchase Amount in respect of the applicable Safe being purchased by such Investors at the applicable Closing.

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(e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company.

6.	Miscellaneous

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and Investors holding a Majority in Interest. The term “Majority in Interest” used herein and in the Safe issued hereunder means the holders of Safes collectively representing a majority of the Initial Purchase Amount outstanding under all Safes issued under this Agreement.

(b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

(c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d) Successors and Assigns. Subject to the restrictions on transfer described in Sections 6(e) and 6(f) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e) Registration, Transfer and Replacement of the Safes. The Safe issuable under this Agreement shall be a registered Safe. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Safes. Prior to presentation of the Safe for registration of transfer, the Company shall treat the person in whose name the Safe is registered as the owner and holder of the Safe for all purposes whatsoever, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in the Safe, the holder of the Safe, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Safes, each in the Initial Purchase Amount requested by such holder, dated the date of transfer and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same Initial Purchase Amount as the then unpaid Initial Purchase Amount of the Safe so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Safe and (i) in the case of loss, theft or destruction, or indemnity reasonably satisfactory to it; or (ii) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Safe executed in the same manner as the Safe being replaced, in the same Initial Purchase Amount as unpaid Initial Purchase Amount of such Safe and dated the date of original issuance of such Safe.

(f) Assignment by the Company. Except in connection with a Change of Control, the rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of each of the Investors. The term “Change of Control” shall mean (i) any consolidation or merger involving the Company pursuant to which the Company’s stockholders prior to such transaction own less than 50% of the voting securities of the surviving entity; or (ii) the sale of all or substantially all of the assets of the Company.

(g) Entire Agreement. The Transaction Documents constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

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(h) Notices. All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, with a copy to be sent by United States first class mail, postage prepaid, (c) five days after being sent by registered or certified mail, return receipt required, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or to such email address, or mailing address as subsequently modified by written notice given in according with this Section 6(h).

(i) Separate Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Safes to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each of the Investors hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investors whether arising by reason of the law of the respective Investors’ domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Electronic copies of signed signature pages will be deemed binding originals.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Safe Purchase Agreement has been executed as of the date first written above.

COMPANY:

POGOTEC, Inc.

Sign:	/s/ Diane J. Munn

Print Name:	Diane J. Munn

Title:	Chief Financial Officer

Address:

Email:	dmunn@pogotec-corp.com

[Signature page to the Safe Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Safe Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

INVESTOR:

Entity Name:	Thomas J. Volpe
(if applicable)

Sign:	/s/ Thomas J. Volpe

Print Name:	Thomas J. Volpe

Title:
(if signing for an entity)

Address:

Email:

[Signature page to the Safe Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Safe Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

INVESTOR:

Entity Name:	The Fuller Trust
(if applicable)

Sign:	/s/ Barry Fuller

Print Name:	Barry Fuller

Title:
(if signing for an entity)

Address:

Email:

SCHEDULE 1

Name and Address	Date	Initial Purchase Amount
Thomas Volpe 31 Mill Brook Circle Norwood, NJ 07648	December 11, 2017	$100,000.00
The Fuller Trust Attn: Barry Fuller 6803 E. Main Street, #6608 Scottsdale, AZ 85251	December 15, 2017	$50,000.00

EXHIBIT A

FORM OF SAFE

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

PogoTec, Inc.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by [Investor Name] (the “Investor”) of $[__________] (the “Purchase Amount”) on or about _________________, 2017, PogoTec, Inc., a Delaware corporation (the “Company”), hereby issues to the Investor the right to certain shares of the Company’s capital stock, subject to the terms set forth below. See Section 2 for certain additional defined terms.

1. Events

(a) Initial Public Offering. Upon the occurrence of an Initial Public Offering before the expiration or termination of this instrument, the Investor will receive from the Company a number of shares of Common Stock equal to the Purchase Amount divided by the IPO Conversion Price. “IPO Conversion Price” means the lesser of (x) the price per share paid by the new cash participants in the Initial Public Offering (the “Public Offering Price”) multiplied by the Discount Rate of 77% and (y) $7.50 per share (as adjusted for stock splits and the like). For instance, for any Public Offering Price greater than $9.75 the Investor will receive the same number of shares of Common Stock because the $7.50 cap represents a gain of at least 30%. If the Public Offering Price is below $9.75, the Investor receives additional shares of Common Stock such that the return on the Purchase Amount will be approximately 30%.

(b) Equity Financing. In the event there is an Equity Financing prior to an Initial Public Offering or a Change of Control and before the expiration or termination of this instrument, the Company will issue to the Investor a number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Conversion Price. In connection with the issuance of Safe Preferred Stock by the Company to the Investor pursuant to this Section 1(b), the Investor will execute and deliver to the Company all transaction documents related to such Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Preferred Stock, with appropriate variations for the Safe Preferred Stock, if applicable, and provided further, that such documents have customary exceptions to any drag-along applicable to the Investor, including, without limitation, limited representations and warranties and limited liability and indemnification obligations on the part of the Investor.

(c) Change of Control. In the event there is a Change of Control prior to an Initial Public Offering or an Equity Financing and before the expiration or termination of this instrument, the Investor will receive a cash payment equal to the Purchase Amount (subject to the following paragraph).

In connection with a Change of Control, the Purchase Amount will be due and payable by the Company to the Investor immediately prior to, or concurrent with, the consummation of the Change of Control. If there are not enough funds to pay the Investor and holders of other Safes (collectively, the “Cash-Out Investors”) in full, then all of the Company’s available funds will be distributed with equal priority and pro rata among the Cash-Out Investors in proportion to their Purchase Amounts, and the Cash-Out Investors will automatically receive the number of shares of Common Stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price. In connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce, pro rata, the Purchase Amounts payable to the Cash-Out Investors by the amount determined by its board of directors in good faith to be advisable for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, and in such case, the Cash-Out Investors will automatically receive the number of shares of Common Stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price.

(d) Dissolution Event. If there is a Dissolution Event before this instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Purchase Amount will be paid prior and in preference to any Distribution of any of the assets of the Company to holders of outstanding Capital Stock by reason of their ownership thereof. If immediately prior to the consummation of the Dissolution Event, the assets of the Company legally available for distribution to the Investor and all holders of all other Safes (the “Dissolving Investors”), as determined in good faith by the Company’s board of directors, are insufficient to permit the payment to the Dissolving Investors of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Investors in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 1(d).

(e) Termination. This instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon either (i) the issuance of stock to the Investor pursuant to Section 1(a), or Section 1(b); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(c) or Section 1(d).

2. Definitions

“Capital Stock” means the capital stock of the Company, including, without limitation, the “Common Stock” and the “Preferred Stock.”

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Company Capitalization” means the sum, as of immediately prior to an Equity Financing, of: (i) all shares of Capital Stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) this instrument, (B) all other Safes, and (C) convertible promissory notes; and (ii) all shares of Common Stock reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with an Equity Financing.

“Conversion Price” means either the: (1) the Safe Price or (2) the Discount Price, whichever calculation results in a greater number of shares of Safe Preferred Stock.

“Discount Price” means the price per share of the Standard Preferred Stock sold in an Equity Financing multiplied by the applicable Discount Rate.

“Discount Rate” is 77% in connection with an Initial Public Offering, and 85% in connection with an Equity Financing, whichever event occurs first.

“Distribution” means the transfer to holders of Capital Stock by reason of their ownership thereof of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of Capital Stock by the Company or its subsidiaries for cash or property other than: (i) repurchases of Common Stock held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon termination of such service provider’s employment or services; or (ii) repurchases of Capital Stock in connection with the settlement of disputes with any stockholder.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Change of Control), whether voluntary or involuntary.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

“Liquidity Capitalization” means the number, as of immediately prior to the Change of Control, of shares of Capital Stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding: (i) shares of Common Stock reserved and available for future grant under any equity incentive or similar plan; (ii) this instrument; (iii) other Safes; and (iv) convertible promissory notes.

“Liquidity Price” means the price per share equal to the Valuation Cap divided by the Liquidity Capitalization.

“Safe” means an instrument containing a future right to receive shares of Capital Stock, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations.

“Safe Preferred Stock” means the shares of a series of Preferred Stock issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Stock, other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.

“Safe Price” means the price per share equal to the Valuation Cap divided by the Company Capitalization.

“Standard Preferred Stock” means the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of an Equity Financing.

“Valuation Cap” means $116,000,000.

3. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1 of this instrument.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Investor has been advised that this instrument and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this instrument and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5. Verification of accredited investor status

Concurrent with the delivery of this instrument, the Investor agrees to provide verification of its accredited investor status to the Company by providing either (i) copies of relevant tax documents, bank statements, consumer reports, or audited financial statements (depending on what the Investor is basing its accredited status); OR (ii) third-party verification of the Investor’s accredited investor status from a registered broker-dealer, a registered investment adviser, attorney, or certified public accountant.  The Investor agrees to provide, at the Company’s request, any additional information or other steps it determines are reasonable to verify that the Investor is an accredited investor.

6. Miscellaneous

(a) Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and the Investor.

(b) Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of Capital Stock for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(d) Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this instrument and/or the rights contained herein may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and provided, further, that the Company may assign this instrument in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(e) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

PogoTec, Inc.

Sign:

Name:

Title:

Address:

Email:

INVESTOR:

Entity Name:
(if applicable)

Sign:

Name:

Title:
(if signing for an entity)

Address:

Email: